NEUBERGER BERMAN INCOME FUNDS

CLASS R3
ADMINISTRATION AGREEMENT

SCHEDULE A

Class R3 of the Series of Neuberger Berman Income Funds currently subject to this Agreement are as follows:

Neuberger Berman High Income Bond Fund

Date:  October 31, 2011

NEUBERGER BERMAN INCOME FUNDS

CLASS R3
ADMINISTRATION AGREEMENT

SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman Income Funds Class R3 Administration Agreement shall be:

(1)
For the services provided to the Class R3 of a Series and its shareholders (including amounts paid to third parties), 0.27% per annum of the average daily net assets of the Class R3 of said Series; plus in each case

(2)
Certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust's Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Investment Advisers LLC, and periodic reports to the Board of Trustees on actual expenses.

Date:  July 1, 2017